Exhibit 5.1

May 13, 2024

HNR Acquisition Corp

3730 Kirby Drive

Suite 1200

Houston, TX 77098

Re:	Resale Registration Statement on Form S-1 of HNR Acquisition Corp

Ladies and Gentlemen:

We have acted as counsel to HNR Acquisition Corp, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to an aggregate 18,445,821 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), consisting of consisting of (i) an aggregate of 2,501,250 shares of Class A Common Stock that were previously sold and issued in connection with the Company’s initial public offering (the “Founder Shares”), (ii) an aggregate of 210,000 shares of Class A Common Stock issued to Pogo Royalty, LLC in connection with the Company’s initial business combination and the Option Agreement (as defined herein) (the “Seller Shares”), (iii) 1,800,000 shares of Class A Common Stock issuable upon exchange of the Company’s Class B Common Stock par value $0.0001 per share (“Class B Common Stock”), to Pogo Royalty, LLC in connection with the Company’s initial business combination (the “Seller Class B Shares”), (iv) 451,563 shares of Class A Common Stock issued to certain Selling Stockholders (as defined herein) in exchange for forgiveness of debt (the “Exchange Shares”), (v) 134,500 shares of Class A Common Stock (the “Pledge Shares”) issued to certain Selling Securityholders in connection with a Founder Pledge Agreement, dated November 15, 2023 (the “Founder Pledge Agreement”), (vi) 89,000 shares issued to a Selling Securityholder in connection with fees owed in connection with the Company’s initial business combination (the “Consultant Shares”), (vii) 440,000 shares of Class A Common Stock issued to White Lion Capital, LLC (“White Lion”) as consideration for its commitment to purchase shares of common stock under the common stock purchase agreement dated October 17, 2022 (the “Common Stock Purchase Agreement”) upon effectiveness of the Registration Statement (the “Commitment Shares”), (viii) up to 1,129,008 shares of Class A Common Stock that the Company may sell to White Lion, from time to time at the Company’s sole discretion, pursuant to the Common Stock Purchase Agreement (the “ELOC Shares”), (ix) up to 4,338,000 shares of Class A Common Stock (the “Private Warrant Shares”) issuable upon exercise of certain private warrants issued in connection with working capital loans (the “Private Warrants”) having an exercise price of $11.50 per share, (x) up to 6,468,750 shares of Class A Common Stock (the “Public Warrant Shares” and together with the Private Warrant Shares, the “Warrant Shares”) issuable upon the exercise of the Company’s publicly-traded warrants (the “Public Warrants”) having an exercise price of $11.50 per share that were issued in connection with our initial public offering, (xi) 505,000 shares of Class A Common Stock and up to 378,750 shares of Class A Common Stock, respectively (collectively, the “Unit Shares”), underlying the Company’s private placement units (the “Private Placement Units”) each consisting of one share of common stock and one warrant with substantially similar terms to the Private Warrants (the “Private Placement Warrants”) held by HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”), and its permitted transferees and having an exercise price of $11.50 per share, each for the account of the persons listed as selling stockholders identified in the Registration Statement (the “Selling Stockholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

HNR Acquisition Corp May 13, 2024 Page 2

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Second Amended and Restated Certificate of Incorporation of the Company;

3.	the Bylaws of the Company;

4.	the Securities Subscription Agreement (founder shares), dated December 24, 2020, between the Company and the Sponsor (the “Purchase Agreement”);

5.	that certain Amended and Restated Membership Interest Purchase Agreement, dated August 28, 2023, as amended (the “MIPA”), by and among the Company, HNRA Upstream, LLC (“OpCo”), and HNRA Partner, Inc. (“SPAC Subsidiary”, and together with the Company and OpCo, “Buyer” and each a “Buyer”), CIC Pogo LP (“CIC”), DenCo Resources, LLC (“DenCo”), Pogo Resources Management, LLC (“Pogo Management”), 4400 Holdings, LLC (“4400” and, together with CIC, DenCo and Pogo Management, collectively, “Seller” and each a “Seller”), and, solely with respect to Section 6.20 of the MIPA, Sponsor;

6.	the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”) by and between the Company and Pogo Royalty, LLC (“Pogo Royalty”);

7.	the Option Agreement (the “Option Agreement”) by and among HNRA Royalties, LLC, a wholly-owned subsidiary of the Company (“HNRA Royalties”), the Company, and Pogo Royalty entered into an Option Agreement;

8.	the Exchange Agreements (“Exchange Agreements”) with certain holders (the “Noteholders”) of promissory notes issued by the Company for working capital purposes which accrued interest at a rate of 15% per annum (the “Notes”), pursuant to which, the Company agreed to exchange, in consideration of the surrender and termination of the Notes, shares of Common Stock at a price per share equal to $5.00 per share;

9.	the Founder Pledge Agreement;

10.	the Referral Fee and Consulting Agreement (the “Consulting Agreement”) by and between the Company and Alexandria VMA Capital, LLC (“Consultant”);

11.	the Common Stock Purchase Agreement;

12.	Amendment No. 1 to the Common Stock Purchase Agreement, dated March 7, 2024, by and between the Company and White Lion Capital, LLC;

13.	Form of Unit Subscription Agreement between the Company and Sponsor (private placement units) (the “Private Placement Agreement”);

14.	the form of Public Warrants;

15.	the form of Private Warrants;

16.	the form of Private Placement Warrants; and

17.	certain Unanimous Written Consents of the Board of Directors of the Company and resolutions of the Board of Directors of the Company authorizing the transactions relating to the Purchase Agreement, the MIPA, the OpCo A&R LLC Agreement, the Option Agreement, the Exchange Agreements, the Founder Pledge Agreement, the Consulting Agreement, the Common Stock Purchase Agreement, the Private Placement Agreement the Public Warrants, and the Private Warrants, including the issuance of shares of Class A Common Stock thereunder.

HNR Acquisition Corp May 13, 2024 Page 3

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the Founder Shares, the Seller Shares, the Exchange Shares, the Pledge Shares, the Consultant Shares, and the Commitment Shares, have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable;

2.	The Warrant Shares issuable upon the exercise of the Public Warrants or Private Warrants, as applicable, have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon exercise of the Public Warrants or Private Warrants, as applicable, in accordance with the terms of the Public Warrants or Private Warrants, as applicable, will be validly issued, fully paid and non-assessable.

3.	The Seller Class B Shares issuable upon conversion of the Class B Common Stock have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered upon conversion of the Class B Common Stock in accordance with the terms of the Class B Common Stock, will be validly issued, fully paid and non-assessable.

4.	The ELOC Shares issuable in accordance with the Common Stock Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Common Stock Purchase Agreement, will be validly issued, fully paid and non-assessable.

5.	The Units Shares issuable upon separation of the Private Placement Units and exercise of the Private Placement Warrants, as applicable, have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon separation of the Private Placement Units and exercise of the Private Placement Warrants, as applicable, in accordance with the terms of the upon separation of the Private Placement Units and exercise of the Private Placement Warrants, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP